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                                                                     Exhibit 5.2

February 2, 2006



VIA EDGAR



United States Securities and Exchange Commission



Dear Sirs/Mesdames:

Re:      NovaGold Resources Inc.
         Registration Statement on Form F-10 -- Consent


We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by NovaGold Resources Inc. on January 24, 2006, as such may thereafter be amended or supplemented, and in the prospectus contained therein, under the headings "Certain Income Tax Considerations for Canadian Holders", "Legal Matters", "Interest of Experts", "Documents Filed as Part of the Registration Statement" and "Enforceability of Civil Liabilities". In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Yours truly,

/s/ Blake, Cassels & Graydon LLP


BLAKE, CASSELS & GRAYDON LLP